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                                                                    Exhibit 10.7

                          FORM OF EMPLOYMENT AGREEMENT

                             FOR EXECUTIVE OFFICERS

                        OTHER THAN THE PRESIDENT AND CEO

                  Agreement made and entered into this _____ day of __________, 20__ (the "Effective Date"), by and between MasterCard International Incorporated, a Delaware corporation (the "Company") and __________ (the "Executive").

                              W I T N E S S E T H:

                  WHEREAS, the Executive and the Company wish to continue the employment of the Executive on the terms and conditions specified herein;

                  NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Term of Employment.

         1.1 Commencing on the Effective Date, the Company agrees to continue to employ the Executive, and the Executive agrees to accept such continued employment and serve the Company, in such capacities, with such duties and authority, for such period, at such level of compensation and with such benefits, and upon such other terms and subject to such other conditions, as are hereinafter set forth. The term of the Executive's employment hereunder shall commence on the Effective Date and, shall continue until terminated in accordance with the terms of Paragraph 5 herein (the "Term of Employment").

2. Capacities, Duties and Authority.

         2.1 Effective on the Effective Date, the Executive shall continue to serve the Company in the position of [Senior] Executive Vice President.

         2.2 In his capacity as [Senior] Executive Vice President, the Executive shall have such authority, perform such duties, discharge such responsibilities and render such services as are customary to and consistent with such position, subject to the authority and direction of the Company's Chief Executive Officer ("CEO").

         2.3 The Executive shall render his services diligently, faithfully and to the best of his ability, devoting thereto substantially all of his business time, energy and skills to the Company; provided, however, that nothing herein shall preclude the Executive from serving as an outside corporate director or serving in any capacity with any civic,

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educational or charitable organization, so long as such activities are disclosed to the CEO and do not conflict with the interests of the Company or interfere with the performance of the Executive's duties and obligations hereunder, including, but not limited to the obligations set forth in Paragraph 6 hereof. Further, Executive shall not be precluded from making and managing personal investments that do not conflict with the interests of the Company or interfere with the performance of the Executive's duties and obligations hereunder, including, but not limited to the obligations set forth in Paragraph 6 hereof.

3. Compensation.

         3.1 The Executive shall be paid a base salary, payable in accordance with the regular payroll practices of the Company. During the Term of Employment, the Compensation Committee shall annually review the Executive's performance and determine, in its sole discretion, whether or not to increase the Executive's base salary and, if so, the amount of such increase. Once increased, the Executive's base salary hereunder may not thereafter be decreased, except if the Compensation Committee of the Board of Directors (the "Compensation Committee") determines, in its sole discretion, to reduce the base salary of substantially all members of the Executive Management Group of the Company ("EMG"), excluding the CEO. In no event shall such reduction(s) by the Compensation Committee exceed, in the aggregate during the Term of Employment, ten (10) percent of Executive's base salary then in effect. The Executive's base salary as in effect from time to time is hereinafter referred to as the "Base Salary."

         3.2 The Executive shall be eligible to participate in the Annual Incentive Compensation Plan ("AICP"), or such other annual bonus plan, as such is or will be generally made available to members of the EMG, excluding the CEO, based upon performance goals or other criteria, terms and conditions as may be established by the Compensation Committee, in its sole discretion. Such bonus will be payable on terms as may be established by the Compensation Committee.

         3.3 The Executive shall be eligible to participate in the Executive Incentive Plan ("EIP"), any successor plan thereto or any other long-term bonus or incentive compensation plans as are or will be generally made available to members of the EMG, excluding the CEO, in accordance with the terms and conditions of such plans as may be in effect from time to time.

         3.4 The Executive shall be eligible, annually during the Term of Employment, for vacation, without loss or diminution of compensation, in accordance with Company policy then in effect.

4. Employee Benefit Programs.

         4.1 During the Employment Period, the Executive shall be eligible to participate in and shall have the benefit of all the Company's group and executive life and disability plans, group medical, dental and vision plans and programs, AICP, EIP, Value Appreciation Plan ("VAP"), Deferral Compensation Program, MAP, 401(k) Plan,

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Annuity Bonus Program, Special Awards Plan, Supplemental Executive Retirement
Plan ("SERP"), and such other employee compensation or benefit plans and programs as are or will be generally made available to members of the EMG, excluding the CEO, as such benefit plans or programs may be amended or terminated in the sole discretion of the Company from time to time.

         4.2 During the Term of Employment, the Executive shall be eligible to participate in the Company's executive perquisite program as such is or will be generally made available to members of the EMG, excluding the CEO, in accordance with the terms and conditions of such program as may be in effect from time to time.

         4.3 Nothing in this Paragraph 4 shall be construed to require the Company to establish, maintain or continue any benefit plan, program or arrangement. Except as otherwise expressly provided by their terms, such benefit plans, programs or arrangements are subject to modification or termination by the Company at any time.

5. Termination of Employment.

         5.1      The Executive's employment hereunder shall terminate:

                  5.1.1    upon the death of the Executive;

                  5.1.2 upon the Disability of the Executive, which for the purposes of this Agreement shall be defined as set forth under the MasterCard Long-Term Disability Benefits Plan, as it may be amended from time to time, which continues for a period of at least six (6) months or for an aggregate of one hundred eighty (180) days within any twelve (12) month period), as determined by the Company's disability insurance carrier, after review of such medical evidence as the disability insurance carrier may deem necessary. Any dispute concerning whether the Executive is deemed to have suffered a Disability for purposes of this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in the MasterCard Long-Term Disability Benefits Plan. The Executive shall be required to apply for Long-Term Disability benefits promptly upon becoming disabled based on the terms of the LTD policy in effect at that time or upon request by the Company. The Company may not terminate the Executive's employment on account of Disability under the provisions of this paragraph unless the Executive has been approved to receive benefits under the terms of the MasterCard Long-Term Disability Benefits Plan.

                  5.1.3 at the option of the Company, exercisable by or upon the authority of the Company's CEO and effective upon the giving of written notice by the Company to the Executive of such exercise, for "Cause", or effective on such other date as may be specified in such written notice ("Notice of Termination for Cause"), which, for purposes of this Agreement, shall mean:

                           (a) the willful failure by the Executive to perform
his duties or responsibilities (other than due to Disability);

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                           (b) The Executive's engaging in serious misconduct
that is injurious to the Company including, but not limited to, damage to its reputation or standing in its industry;

                           (c) the Executive's having been convicted of, or
entered a plea of guilty or nolo contendere to any crime that constitutes a felony, or a crime that constitutes a misdemeanor involving moral turpitude;

                           (d) the material breach by the Executive of any
written covenant or agreement with the Company not to disclose any information pertaining to the Company; or

                           (e) the breach by the Executive of the Code of
Conduct, any material provision of this Agreement, or any material provision of the following Company policies: non-discrimination, substance abuse, workplace violence, nepotism, travel and entertainment, corporate information security, antitrust/competition law, Foreign Corrupt Practices Act and other Company policies adopted after the date of this Agreement that the Company notifies Executive are to be included in this section.

The Company's Notice of Termination For Cause shall state the date of termination and the basis for the Company's determination that the Executive's actions establish Cause hereunder.

                  5.1.4 at the option of the Company, for a reason other than death, Disability or Cause, effective ninety (90) days after the giving of written notice of such exercise or immediately upon the Company's tender to the Executive of written notice and ninety (90) days' Base Salary in lieu of such notice period;

                  5.1.5 at the option of the Executive, effective ninety (90) days after the giving of written notice to the Company of the grounds for termination for Good Reason by the Executive, which grounds, as specified by the Executive, have not been cured by the Company during such ninety (90) day period. The Company may waive the ninety (90) day notice required to be given by the Executive hereunder by giving written notice to the Executive. For purposes of this Agreement "Good Reason" shall mean the occurrence at any time of any of the following without the Executive's prior written consent:

                           (a) The assignment to a position for which the
Executive is not qualified or a lesser position than the position held by the Executive on the Effective Date or any more senior position the Executive subsequently achieves in material levels of responsibility and authority (although duties may differ without giving rise to a termination by the Executive for Good Reason);

                           (b) except as otherwise provided in paragraph 3.1
hereof, a reduction in the Executive's annual Base Salary from that in effect on the Effective Date (or any greater salary that the Executive is subsequently eligible to receive);

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                           (c) the relocation of the Executive's principal place
of employment to a location more than fifty (50) miles from the Executive's principal place of employment (unless such relocation does not increase the Executive's commute by more than twenty (20) miles) on the Effective Date, except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations as of such day; or

                           (d) the failure by the Company to obtain an agreement
from any successor to the Company to assume and agree to perform this Agreement.

                  5.1.6 at the option of the Executive, effective ninety (90) days after the giving of written notice to the Company of the exercise of such option for a reason other than Good Reason as set forth in Paragraph 5.1.5, above ("Voluntary Resignation").

                  5.1.7 If within sixty (60) days subsequent to the Executive's voluntary termination of his employment for death, disability, Good Reason, Voluntary Resignation or otherwise, it is determined that an Executive could have been terminated for Cause hereunder, such voluntary termination shall be recharacterized and treated as a termination for Cause for all purposes hereunder. Prior to the implementation of such recharacterization, the Company shall provide the Executive with notice and the reason(s) for the recharacterization and at least five (5) days to provide a written response to the Company. Thereafter, the Company may take appropriate legal action to seek recompense for any payments or benefits improperly paid to the Executive, his estate or beneficiaries hereunder. Following a judicial determination, the prevailing party in any action under this Paragraph 5.1.7, shall be entitled to be reimbursed by the non-prevailing party for reasonable legal fees and expenses incurred by the prevailing party in connection with the judicial proceeding seeking to enforce the provisions of this Paragraph 5.1.7.

         5.2      Obligations of the Company upon Termination of Employment.

                  5.2.1 Death. In the event of the Executive's death during the Term of Employment, the Term of Employment shall end as of the date of the Executive's death and his estate and/or beneficiaries, as the case may be, shall be eligible to the following, as soon as practicable following the date of Executive's death:

                           (a) Base Salary earned but not paid prior to the date
of his death;

                           (b) payment for all accrued but unused vacation time
up to the date of his death;

                           (c) the target annual incentive bonus payable for the
year in which the Executive's death occurs and the prior year, if not already paid; and

                           (d) such additional benefits to which the Executive
is expressly eligible following the termination of the Executive's employment on account of death, as

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may be provided by the then existing plans, programs and/or arrangements of the
Company.

                  5.2.2 Disability. If the Executive's employment is terminated due to Disability during the Term of Employment, either by the Company or by the Executive, the Term of Employment shall end as of the date of the termination of the Executive's employment (as provided in Paragraph 5.1.2 of this Agreement) and the Executive shall be eligible to the following, as soon as practicable following the date of termination:

                           (a) Base Salary earned but not paid prior to the date
of the termination of the Executive's employment;

                           (b) payment for all accrued but unused vacation time
up to the date of the termination of the Executive's employment;

                           (c) a pro rata portion (based upon completed calendar
quarters worked) of the target annual incentive bonus payable for the year in which the Executive's termination of employment occurs and the prior year, if not already paid; and

                           (d) such additional benefits to which the Executive
is expressly eligible following the termination of the Executive's employment on account of Disability, as may be provided by the then existing plans, programs and/or arrangements of the Company.

                  5.2.3 Cause. If the Company terminates the Executive's employment for Cause in accordance with the terms set forth in Paragraph 5.1.3 above, the Term of Employment shall end as of the effective date of termination and the Executive shall be eligible to the following, as soon as practicable following the Executive's date of termination:

                           (a) Base Salary earned but not paid prior to the date
of the termination of his employment;

                           (b) payment for all accrued but unused vacation time
up to the date of the termination of the Executive's employment; and

                           (c) such additional benefits to which the Executive
is expressly eligible following the termination of the Executive's employment by the Company for Cause, as may be provided by the then existing plans, programs and/or arrangements of the Company.

                  5.2.4 Voluntary Resignation. If the Executive terminates his employment by Voluntary Resignation, in accordance with the terms set forth in Paragraph 5.1.6 above, the Term of Employment shall end as of the effective date of termination; and the Executive shall be eligible to the following, as soon as practicable following the Executive's date of termination.

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                           (a) Base Salary earned but not paid prior to the date
of the termination of his employment;

                           (b) payment for all accrued but unused vacation time
up to the date of the termination of the Executive's employment; and

                           (c) such additional benefits to which the Executive
is expressly eligible following the termination of the Executive's employment by Voluntary Resignation, as may be provided by the then existing plans, programs and/or arrangements of the Company.

                  5.2.5 Without Cause or With Good Reason. If the Executive's employment is terminated by the Company (other than for Cause or Disability) in accordance with the terms set forth in Paragraph 5.1.4 above, or if the Executive terminates his employment with Good Reason in accordance with the terms set forth in Paragraph 5.1.5 above, the Term of Employment shall end as of the effective date of termination and the Executive shall be eligible for the following as soon as practicable (unless otherwise provided herein) following the Executive's date of termination:

                           (a) Base Salary earned but not paid prior to the date
of the termination of his employment;

                           (b) payment for all accrued but unused vacation time
up to the date of the termination of the Executive's employment;

                           (c) a pro rata portion (based upon completed calendar
months worked) of the target annual incentive bonus payable for the year in which the Executive's termination of employment occurs and the prior year, if not already paid;

                           (d) subject to the Executive's execution of
Separation Agreement(s) and Release(s) of all claims related to the Executive's employment or the termination thereof, in the form annexed hereto, other than any modifications which may be required to effectuate such release(s) based upon any changes in law, additional pay, in the form of Base Salary continuation and annual payment of an amount equivalent to the average annual incentive bonus received by the Executive with respect to the prior two years of Executive's employment by the Company (the "Average Bonus Payment"), payable on a schedule in accordance with the regular payroll and annual incentive bonus pay practices of the Company (such Base Salary continuation and annual Average Bonus Payment being collectively referred to herein as "Additional Pay") for, and with respect to, a period of twenty-four (24) months following the Executive's date of termination (the "Additional Pay Period"). Notwithstanding the foregoing, in the event the Additional Pay Period would commence on a date within four years of the earliest date on which Executive is eligible for retirement under the MasterCard Accumulation Plan ("MAP") or any successor plan thereto, the Company shall, if requested to do so, in writing, by the Executive at least five (5) business days prior to the date on which any Additional Pay shall become due and payable, recalculate the Additional Pay payable during the

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Additional Pay Period and pay to the Executive as an employee on the Company's payroll, on an approved leave of absence (which shall not be deemed to be full-time employment), an amount equal to the Additional Pay payable to the Executive during the Additional Pay Period, divided into equal installments, payable in accordance with the Company's regular payroll practices, beginning with the first payroll period of such Additional Pay Period and ending with the first payroll period after the earliest date on which the Executive is eligible for retirement under MAP (the "Recalculated Additional Pay Period"). In all events, Additional Pay shall be paid to the Executive for that portion of the Additional Pay Period prior to the earliest date the Executive is eligible for retirement as an employee on the Company's payroll on an approved leave of absence. At the conclusion of the Executive's approved leave of absence the Executive's employment shall terminate and the Executive or, if applicable, an authorized representative of the Executive's estate, shall execute a Separation Agreement and Release in substantially the same form as the Separation Agreement and Release executed by the Executive at the commencement of the Additional Pay Period or Recalculated Additional Pay Period, as applicable, covering the period of the Executive's approved leave of absence. In the event the Executive is placed on an approved leave of absence, all references to termination of employment in Paragraph 5.2.5(a-h) shall mean termination of full-time employment. The Executive agrees to make himself available to consult with the Company during the approved leave of absence period, at reasonable times and with reasonable notice as may be requested by the Company from time to time. In the event that the Executive dies prior to receipt of all Additional Pay due hereunder, any remaining Additional Pay due to the Executive under this Paragraph 5.2.5(d) shall be paid to the Executive's estate in a lump sum within thirty days of the Company's receipt of written notice of the Executive's death;

                           (e) subject to the Executive's execution of
Separation Agreement(s) and Release(s), as set forth in Paragraph (d), above, payment on the Executive's behalf, for the monthly cost of the premiums for coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended ("COBRA"), for a period equivalent to the Additional Pay Period (as may be reduced by the Executive in accordance with the terms of Paragraph 6.5, below) or eighteen (18) months (twenty-nine (29) months if the Executive is now disabled or determined to be disabled under the Social Security Act within the first sixty (60) days of the continuation period) following the date of the termination of the Executive's employment, whichever is shorter; provided, however, such coverage shall not be provided if during such period the Executive is or becomes ineligible under the provisions of COBRA for continuing coverage and Medical and Dental COBRA coverage shall not be provided if the Executive becomes otherwise eligible for medical and dental coverage under any provision of this Paragraph 5.2.5 or any Company retirement plan. The Executive agrees that in consideration of the payment of cost of COBRA coverage to execute all necessary documentation acknowledging proper COBRA Notice and coverage;

                           (f) subject to the Executive's execution of
Separation Agreement(s) and Release(s) as set forth in Paragraph (d), above, outplacement services,

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to be provided by a firm selected by the Company, at a level generally made available to senior executives of the Company for the shorter of the Additional Pay Period or the period he remains unemployed;

                           (g) subject to the Executive's execution of
Separation Agreement(s) and Release(s), as set forth in Paragraph (d), above and subject to amendment of the SERP, which the Company hereby agrees to amend in accordance with the terms of this Paragraph (g), Executive shall become fully vested in his SERP benefit upon the termination of Executive's employment without Cause or with Good Reason as defined herein;

                           (h) subject to the Executive's execution of
Separation Agreement(s) and Release(s), as set forth in Paragraph (d), full and immediate vesting in any Special Award Grant(s) previously made under the Special Awards Plan, provided, however, no payments shall be made to Executive under the Special Awards Plan, except as expressly provided under the terms of the Special Awards Plan;

                           (i) participation in the Company's health plan, life
insurance plan, individual disability benefit plan, EIP (for vesting purposes only, without further award or contribution), VAP (for vesting purposes only, without further award or contribution) for the duration of any approved leave of absence then granted to the Executive; provided, that the Executive waives in writing any and all rights to future participation and accrual of benefits under any qualified employee pension benefit plan of the Company as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and any Group Disability Plans; and

                           (j) such other benefits to which the Executive is
expressly eligible following the termination of the Executive's employment by the Company without Cause or by the Executive with Good Reason, upon the termination of the Executive's approved leave of absence, as may be provided by the then existing plans, programs and/or arrangements of the Company (other than any severance payments payable under the terms of any benefit plan, including, but not limited to, the MasterCard International Incorporated Severance Plan).

                  5.2.6 Termination After Executive Attains the Age of Sixty-Five (65). Notwithstanding any other provision of this Agreement, unless otherwise agreed in writing, in the event that Executive's employment with the Company ends, for any reason, after Executive attains the age of sixty-five
(65), Executive shall be eligible for the following, as soon as practicable following the date of the termination of Executive's employment:

                           (a) Base Salary earned but not paid prior to the date
of termination;

                           (b) payment for all accrued but unused vacation time
up to the date of termination;

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                           (c) a pro rata portion (based upon completed calendar
quarters worked) of the target annual incentive bonus payable for the year in which the Executive's termination of employment occurs and the prior year, if not already paid; and

                           (d) such additional vested benefits to which the
Executive is expressly entitled following the termination of Executive's employment, as may be provided by the then existing plans, programs and/or arrangements of the Company, provided, however, in no event shall Executive be entitled to any payment or benefit provided pursuant to Paragraphs 5.2.5(d),
(e), (f) and (i) of this Agreement.

                  5.2.7 Relocation Benefits. [Certain agreements provide for relocation benefits to the Executive and/or his family under certain circumstances.]

         5.3 Except as expressly provided by Paragraph 5.2, any payment or benefit provided under Paragraph 5.2 hereof shall be in lieu of any other severance, bonus or other payments, perquisites or benefits, including any further accruals or vesting thereof, to which the Executive might then or, in the future, be eligible pursuant to this Agreement or any statutory or common law claim. In order to preserve the parties' respective legal rights in the event of a dispute, the Executive acknowledges and agrees that in the event the parties dispute whether the Executive shall be eligible to the payment hereunder, such payment shall not be deemed to be earned or otherwise vest hereunder until such time as the dispute is determined by a final judgment of a court of competent jurisdiction or otherwise resolved. The foregoing shall not be deemed to prohibit a court of competent jurisdiction from awarding prejudgment interest under circumstances in which it may deem it appropriate to do so.

         5.4 Notwithstanding anything to the contrary herein, if the Company has reason to believe that there are circumstances which, if substantiated, would constitute Cause as defined herein, the Company may suspend the Executive from employment immediately upon notice for such period of time as shall be reasonably necessary for the Company to ascertain whether such circumstances are substantiated. During such suspension, the Executive shall continue to be paid all compensation and provided all benefits hereunder; provided, however, that if the Executive has been indicted or otherwise formally charged by governmental authorities with any felony, the Company may, in its sole discretion, and without limiting the Company's discretion to terminate the Executive's employment for Cause (provided it has grounds to do so under the terms of Paragraph 5.1.3 hereof), suspend the Executive without continuation of any compensation or benefits hereunder (except health benefits which shall be continued during the period of suspension), pending final disposition of such criminal charge(s). Upon receiving notice of any such suspension, the Executive shall promptly leave the premises of the Company and remain off such premises until further notice from the Company. In the event the Executive is acquitted or otherwise exonerated from such charges, the Company shall pay to the Executive such compensation, with interest, calculated from the date such compensation was suspended at the prime lending rate in effect on the date the Company receives notice from the Executive of such acquittal or exoneration, and provide benefits withheld from the Executive during the period of the

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Executive's suspension, if any. The payment of compensation and the provision of benefits following the Executive's acquittal or exoneration from criminal charges that resulted in his suspension shall be limited with respect to the period of up to two (2) years from the date of suspension.

6. Acknowledgements; Confidential Information; Competitive Activities; Non Solicitation.

         6.1      The Executive acknowledges as follows:

                  6.1.1 The Company is in the payments industry and provides such services both nationally and internationally without limitation to any geographic area.

                  6.1.2 Since the Company would suffer irreparable harm if the Executive left the Company's employ and solicited employees of the Company or otherwise interfered with business relationships of the Company, it is reasonable to protect the Company against such activities by the Executive for a limited period of time after the Executive leaves the Company.

                  6.1.3    The covenants contained in Paragraphs 6.2, 6.3 and
6.4 below are reasonably necessary for the protection of the Company and are reasonably limited with respect to the activities they prohibit, their duration, their geographical scope and their effect on the Executive and the public. The purpose and effect of the covenants simply are to protect the Company for a limited period of time from unfair competition by the Executive.

         6.2 For the purposes of this Agreement, all confidential or proprietary information concerning the business and affairs of the Company, including, without limitation, all trade secrets, know how and other information generally retained on a confidential basis by the Company concerning its designs, software codes and specifications, formulae, processes, inventions and discoveries, business plans, pricing, product plans and the identities of, and the nature of the Company's dealings with, its members, suppliers and customers, whether or not such information shall, in whole or in part, be subject to or capable of being protected by patent, copyright or trademark laws, shall constitute "Confidential Information." The Executive acknowledges that he will from time to time have access to and obtain knowledge of certain Confidential Information, and that improper use or revelation thereof by the Executive, during or after the termination of his employment by the Company, could cause serious injury to the business of the Company. Accordingly, the Executive agrees that, unless otherwise required by law, he will forever keep secret and inviolate all Confidential Information which shall have come or shall hereafter come into his possession, and that he will not use the same for his own private benefit, or directly or indirectly for the benefit of others, and that he will not disclose such Confidential Information to any other person. If the Executive is legally compelled (by deposition, interrogatory, request for documents,

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subpoena, civil investigative demand or similar process) to disclose any of the
Confidential Information, he shall provide the Company with prompt prior written notice of such legal requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this section. In any event, the Executive may furnish only that portion of the Confidential Information which the Executive is advised by legal counsel is required, and he shall exercise his best efforts to obtain an order or assurance that confidential treatment will be accorded such Confidential Information as is disclosed. Notwithstanding anything contained herein which may be to the contrary, the term "Confidential Information" does not include any information which at the time of disclosure or thereafter is generally available to and known by the public, other than as a result of a disclosure directly or indirectly by the Executive.

         6.3 In addition to the acknowledgments by the Executive set forth in Paragraph 6.1 above, the Executive acknowledges that the services provided for the Company are a significant factor in the creation of valuable, special and unique assets which are expected to provide the Company with a competitive advantage. Accordingly, the Executive agrees that during the Term of Employment, and thereafter for the duration of the Additional Pay Period or the Recalculated Additional Pay Period, as applicable, or in the event that the Executive is ineligible for Additional Pay pursuant to Paragraph 5.2.5(d) hereunder, for a period of twelve (12) months following Executive's date of termination, the Executive (whether as an employee, officer, director, partner, proprietor, investor, associate, executive, consultant, adviser or otherwise) will not, either directly or indirectly, for the Executive or any third party, engage or invest in any business or activity which is directly or indirectly in competition with any business or activity engaged in by the Company or business or activity in which the Company planned or proposed, to the knowledge of the Executive, to become engaged including, but not limited to, any credit, charge, chip or debit card business or processor. For purposes of the preceding sentence, the Executive shall be deemed to be engaged in any business which any person for whom he shall perform services is engaged. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from having a beneficial ownership interest of less than 3% of the outstanding amount of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on a national securities exchange or quoted on an inter-dealer quotation system. For the avoidance of doubt, the Company and Executive agree that Executive may perform services or engage in business or activities for a MasterCard Member, without violating the provisions of this Paragraph, provided that Executive may not perform services or engage in business or activities for a MasterCard Member that is party to a brand dedication agreement with respect to a significant portion of its card portfolio with VISA USA, VISA International, American Express, JCB, Discover, Diners Club, Carte Blanche or any other competitor of the Company, the term of which is two years or more.

         6.4 During the Term of Employment, and thereafter for the duration of the Additional Pay Period or the Recalculated Additional Pay Period, as applicable, or in the

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event that the Executive is ineligible for Additional Pay pursuant to Paragraph
5.2.5(d) for a period of twelve (12) months following Executive's date of termination, the Executive shall not himself, or by assisting any other person to, directly or indirectly, (a) solicit, induce, recruit or encourage any other employee, agent, consultant or representative to leave the service of the Company for any reason, or (b) induce any member, customer, supplier or other person with whom the Company engaged in business, or to the knowledge of the Executive planned or proposed to engage in business, to terminate any commercial relationship with the Company or cease to accept or issue its products. Nothing herein contained shall be deemed to prohibit the Executive from hiring any employee, agent, consultant or representative of the Company who responds to a general, written solicitation in any form of media directed at the public in general.

         6.5 Notwithstanding the provisions of paragraphs 6.3 and 6.4 above, the Executive may at his election, reduce the Additional Pay Period to a period of not less than twelve (12) months by providing written notice to the Company of such election. In such case, the restrictions contained in Paragraphs
6.3 and 6.4 shall be in effect only for the duration of such reduced Additional Pay Period and the Company's obligation to continue to provide any further Additional Pay with respect to any period subsequent to such reduced Additional Pay Period under the terms of Paragraphs 5.2.5(d) or provide any further benefits under the terms of Paragraph 5.2.5(e) shall cease. In the event that the Company determines, in good faith, that the Executive has breached his obligations under Paragraphs 6.2, 6.3 or 6.4, the Company shall be under no obligation to provide any further Additional Pay or provide any further benefits otherwise due under Paragraphs 5.2.5(d) or (e) above, during the remainder of the Additional Pay Period. In the event of a judicial determination that the Executive has breached his obligations under Paragraphs 6.2, 6.3 or 6.4, in addition to any damages or other relief otherwise available to the Company, the Executive shall be obligated to reimburse the Company for any Additional Pay previously received from the Company. In addition, following a judicial determination, the prevailing party shall be entitled to be reimbursed by the non-prevailing party for reasonable legal fees and expenses incurred by the prevailing party in connection with the judicial proceeding seeking to enforce the provisions of Paragraph 6 hereof.

         6.6 For the purposes of this Agreement, the period of restriction of confidentiality or proprietary information and competition is intended to limit disclosure and competition by the Executive to the maximum extent permitted by law. If it shall be finally determined by any court of competent jurisdiction ruling on this Agreement that the scope or duration of any limitation contained in this Agreement is too extensive to be legally enforceable, then the parties hereby agree that the provisions hereof shall be construed to be confined to such scope or duration (not greater than that provided for herein) as shall be legally enforceable, and the Executive hereby consents to the enforcement of such limitations as so modified.

         6.7 The Executive acknowledges that any violation by him of the provisions of this Paragraph 6 would cause serious and irreparable damage to the Company. He

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further acknowledges that it might not be possible to measure such damage in money. Accordingly, the Executive agrees that, in the event of a breach or threatened breach by the Executive of the provisions of this Section, the Company may seek, in addition to any other rights or remedies, including money damages, an injunction or restraining order, without the need to post any bond or other security, prohibiting the Executive from doing or continuing to do any acts constituting such breach or threatened breach.

7. Reimbursement of Business Expense.

                  During the Term of Employment, subject to and in accordance with the Company's policies with regard to such matters, the Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under the Agreement, and the Company shall promptly reimburse him for all such properly documented business expenses incurred in accordance with the Company's travel and business expense reimbursement policy in connection with carrying out the business of the Company.

8. Indemnity.

                  The Company shall indemnify the Executive, to the fullest extent permitted by the General Corporation Law of the State of Delaware, for any acts or omissions taken or made by the Executive during the Term of Employment, within the scope of his authority under this Agreement.

9. Miscellaneous.

         9.1 This Agreement shall be construed and enforced in accordance with the laws of the State of New York without reference to principles of conflict of laws. Any legal suit, action or proceeding against any party hereto arising out of or relating to this Agreement shall be instituted in a federal or state court in the State of New York, and each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and each party hereto irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

         9.2 Upon the Effective Date, this Agreement and the Change-in-Control Agreement between the Executive and the Company, entered into simultaneously herewith, shall incorporate the complete understanding and agreement between the parties with respect to the subject matter hereof and thereof and supersede any and all other prior or contemporaneous agreements, written or oral, between the Executive and the Company or any predecessor thereof, with respect to such subject matter. No provision hereof may be modified or waived except by a written instrument duly executed by the Executive and the Company.

         9.3 The Executive acknowledges that before entering into this Agreement he has received a reasonable period of time to consider this Agreement and has had sufficient time and an opportunity to consult with any attorney or other advisor of his

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

choice in connection with this Agreement and all matters contained herein, and that he has been advised to do so if he so chooses. The Executive further acknowledges that this Agreement and all terms hereof are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by the Company, that he has approved and entered into this Agreement and all of the terms hereof on his own free will, and that no promises or representations have been made to him by any person to induce him to enter into this Agreement other than the express terms set forth herein.

         9.4 The Company shall be eligible to deduct and withhold from all compensation payable to the Executive pursuant to this Agreement all amounts required to be deducted and withheld therefrom pursuant to any present or future law, regulation or ordinance of the United States of America or any state or local jurisdiction therein or any foreign taxing jurisdiction.

         9.5 Paragraph headings are included in this Agreement for convenience of reference only and shall not affect the interpretation of the text hereof.

         9.6 Any and all notices, demands or other communications to be given or made hereunder shall be in writing and shall be deemed to have been fully given or made when personally delivered, or on the third business day after mailing from within the continental United States by registered mail, postage prepaid, addressed as follows:

                  If to the Company:

                  MasterCard International Incorporated
                  2000 Purchase Street
                  Purchase, New York 10577

                  Attention: General Counsel

                  If to the Executive: __________

Either party may change the address to which any notices to it shall be sent by giving to the other party written notice of such change in conformity with the foregoing.

         9.7 This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument.

         9.8 This Agreement may be assigned by the Company to, and shall inure to the benefit of, any successor to substantially all the assets and business of the Company as a going concern, whether by merger, consolidation or purchase of substantially all of the assets of the Company or otherwise, provided that such successor shall assume the Company's obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

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

         9.9 Notwithstanding anything contained herein to the contrary, the Executive shall not be eligible to receive any duplicative payment or benefit hereunder, with respect to any payment or benefit received during the Change-in-Control Payment Period or the Recalculated Change-in-Control Payment Period provided under the Executive's Change-in-Control Agreement with the Company. Any payment or benefit to which the Executive may become eligible hereunder with respect to the Additional Pay Period or the Recalculated Additional Pay Period, as applicable, shall take into account any payment or benefits already received by or provided to the Executive during the Change-in-Control Payment Period or the Recalculated Change-in-Control Payment Period under the Executive's Change-in-Control Agreement with the Company, such that the Executive does not receive the same payment or benefit (or any portion thereof) twice, but instead shall receive under both this Agreement and the Change-in-Control Agreement combined, only the equivalent of the full payment or benefit to which he is then eligible under the operative agreement. This Paragraph 9.9 shall not affect any accelerated vesting to which the Executive has or may become eligible under this Agreement or the Executive's Change-in-Control Agreement.

                  IN WITNESS WHEREOF, each of the Company and the Executive has executed this Agreement to become effective on the Effective Date.

                                           MASTERCARD INTERNATIONAL INCORPORATED

___________________                        By: _______________________
Name:_______________                           Robert W. Selander
                                               Chief Executive Officer

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